CONFIRMING STATEMENT

      This Statement confirms that the undersigned, Thomas G. Casso, has authorized and designated each of James A. Merrill and Pam Scott, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of GMX Resources Inc. The authority of James A. Merrill and Pam Scott under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of GMX Resources Inc., unless earlier revoked in writing. The undersigned acknowledges that James A. Merrill and Pam Scott are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement revokes all prior Statements pertaining to this subject matter.

      Dated:  April 7, 2010.

/s/ Thomas G. Casso
THOMAS G. CASSO